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                                                                  Exhibit (H)(6)

                   FUND SUB-ADMINISTRATION SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 24 day of August, 2004, by and among SKYLINE FUNDS, a Massachusetts business trust (the "Trust"), SKYLINE ASSET MANAGEMENT, L.P., Delaware limited partnership (the "Adviser"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and serves as the investment manager of open-end management investment companies registered under the 1940 Act, including the Trust and pursuant to the all-inclusive agreement the Adviser provides investment advisory services and administration to the Trust;

     WHEREAS, USBFS is, among other things, in the business of providing fund sub-administration services for the benefit of its customers; and

     WHEREAS, the Trust desires to retain USBFS to provide fund sub-administration services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   APPOINTMENT OF USBFS AS SUB-ADMINISTRATOR

     The Trust hereby appoints USBFS as sub-administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.   SERVICES AND DUTIES OF USBFS

     USBFS shall provide the following fund sub-administration services for the Funds, including but not limited to:

     A.   Performance Reporting:

          (1) Calculate and distribute all standard pre-tax performance information (daily calculation) - one-year, 3-year, 5-year, 10-year and since inception

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          (2)  Calculate and distribute after-tax performance information -
               one-year, 3-year, 5-year, 10-year and since inception as required by the Fund's Prospectus and SAI
          (3) Electronic delivery of performance information to Adviser, third party firms, website and others as needed (via facsimile, file, e-mail, FTP)
          (4)  Benchmark information - 8,000 benchmarks available.

     B.   IRS Compliance and Tax Reporting:

          (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.
          (2)  Prepare state income breakdowns where relevant.
          (3) File Form 1099 Miscellaneous for payments to Trustees and other service providers.
          (4)  Monitor wash sale losses.
          (5)  Calculate eligible dividend income for corporate shareholders.
          (6) Calculate required distributions (including excise tax distributions).
          (7) Monitor the Trust's status as a regulated investment company under Subchapter M, including without limitation, review of the following:
                  a. Asset diversification requirements.
                  b. Qualifying income requirements.
                  c. Distribution requirements.

3.   COMPENSATION

     USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Adviser shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. Adviser shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if Adviser is disputing any amounts in good faith. Adviser shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.

4.   INDEMNIFICATION; LIMITATION OF LIABILITY

     A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or Adviser in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

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          Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Adviser shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust or Adviser, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

          USBFS shall indemnify and hold the Trust and Adviser harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust or Adviser may sustain or incur or that may be asserted against the Trust or Adviser by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall promptly take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust or Adviser shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

          Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the

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          indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. The indemnification provisions of this Agreement shall survive the termination of this Agreement.

5.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.   TERM OF AGREEMENT; AMENDMENT

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement will automatically renew for annual periods and may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.   RECORDS

     USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed

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     by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.   GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.   DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Adviser, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Adviser shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

10.  NO AGENCY RELATIONSHIP

     Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.  DATA NECESSARY TO PERFORM SERVICES

     The Trust or its agent, including the Adviser, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.  ASSIGNMENT

     This Agreement may not be assigned by either party without the prior written consent of the other party.

13.  NOTICES

     Any notice or waiver of any provision of this Agreement required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been

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     given on the date delivered personally or by courier service, or three (3)
     days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to USBFS shall be sent to:

          U.S. Bancorp Fund Services, LLC
          615 East Michigan Street
          Milwaukee, WI  53202

     and notice to the Adviser and the Trust shall be sent to:

          Skyline Asset Management, L.P.
          c/o Deanna Marotz
          Chief Compliance Officer
          311 South Wacker Drive, Suite 4500
          Chicago, IL 60606

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer in one or more counterparts as of the date first above written.


SKYLINE FUNDS                                 U.S. BANCORP FUND SERVICES, LLC

By:  /s/ Ben Kim                              By:  /s/ Joe D. Redwine
    ---------------------------------             ------------------------------
      Ben Kim                                      Joe D. Redwine
Title: Treasurer                              Title: President


SKYLINE ASSET MANAGEMENT, L.P.

By:  /s/ Stephen F. Kendall
    ---------------------------------
      Stephen F. Kendall
Title: Partner and Chief Operating Officer

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                                    EXHIBIT A
                                     TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT

                                   FUND NAMES

NAME OF SERIES                                                   DATE ADDED
--------------                                                   ----------
SKYLINE SPECIAL EQUITIES PORTFOLIO

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                                    EXHIBIT B
                                     TO THE
                   FUND SUB-ADMINISTRATION SERVICING AGREEMENT

                                  FEE SCHEDULE

1. Performance Reporting Automation Available
       -  Annual Service Fee - $1,200 per year

2. IRS Compliance and Tax Reporting Services
       -  Annual Service Fee - $12,000 per year

3. 2003 tax return preparation - $400.00


Billed monthly.  Annual CPI adjustment applies.

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